Exhibit 99.2

iAnthus Provides Update on Recapitalization Transaction

  Hearing Scheduled for September 23, 2021
  No party to the RSA nor any of their respective representatives shall take any step to advance or impede the regulatory process for the closing of the transaction contemplated by the RSA between the period from September 1, 2021 to September 23, 2021

NEW YORK and TORONTO, Aug. 27, 2021 /CNW/ - iAnthus Capital Holdings, Inc. ("iAnthus" or the "Company") (CSE: IAN) (OTCPK: ITHUF), which owns, operates and partners with regulated cannabis operations across the United States, announces a further update on its Recapitalization Transaction.

As described in the Company's new release dated August 23, 2021, on August 20, 2021, iAnthus received a Notice of Application from Gotham Green Partners, LLC and Gotham Green Admin 1, LLC (the "Applicants"). The Applicants seek, among other things, a declaration that the Purported Notice is effective. In the alternative, the Applicants seek an order rectifying the Restructuring Support Agreement dated July 10, 2020 (the "RSA") to permit the Outside Date to be extended and prohibiting the Company from terminating the RSA without further order of the court.

iAnthus intends to respond to the application and ask that it be dismissed with costs. The Notice of Application has been issued under Ontario Superior Court of Justice Court File Number CV-21-00667501-00CL.

On August 24, 2021, parties to the application appeared for a case conference before a judge of the Commercial List (Superior Court of Ontario). At the case conference, the court scheduled the hearing of the application for September 23, 2021. The court's endorsement in connection with the case conference was received by iAnthus on August 26, 2021 and reads as follows:

"Endorsement of Justice Hainey following case conference on August 24, 2021

1.	The Application in this matter is scheduled to be heard on the merits for one day on September 23, 2021, before Justice Penny. During the period from September 1, 2021 to the hearing of the Application on September 23, 2021, the parties are to maintain the status quo. In particular, during such period without further order of the Court:
a.	except to the extent provided for in paragraphs (ii) and (iii) below, the parties remain bound by the covenants and other terms and conditions of the RSA;
b.	no party may terminate the restructuring support agreement dated July 10, 2020, as amended (the "RSA"); and
c.	No party to the RSA nor any of their respective representatives shall take any step to advance or impede the regulatory process for the closing of the transaction contemplated by the RSA, or otherwise have any communication with the applicable state-level regulators concerning the transaction contemplated by the RSA or the other counterparties that are parties thereto. Notwithstanding the foregoing, nothing in this paragraph shall prohibit the parties from advising applicable state-level regulators where approvals remain pending, of the terms of this endorsement.
2.	A decision as to whether further interlocutory relief is required following the hearing of the Application and pending the release of a decision on the merits shall be addressed before Justice Penny at the hearing of the Application.
3.	The parties have agreed on a timetable for the delivery of materials related to the Application which is attached hereto."

TIMETABLE

Step	Parties	Deadline
Responding Record	iAnthus	August 31, 2021
Reply Record, if any	Applicants/Debenture Holders	September 3, 2021
Cross-Examinations	All	by September 10, 2021
Applicant Factum	Applicants/Debenture Holders	September 14, 2021
Respondent Factum	iAnthus	September 17, 2021
Reply Factum, if any	Applicants/Debenture Holders	September 21, 2021
Hearing	All	September 23, 2021

About iAnthus

iAnthus owns and operates licensed cannabis cultivation, processing and dispensary facilities throughout the United States. For more information, visit www.iAnthus.com.

COVID-19 Risk Factor

The Company may be impacted by business interruptions resulting from pandemics and public health emergencies, including those related to COVID-19. An outbreak of infectious disease, a pandemic, or a similar public health threat, such as the recent outbreak of COVID-19, or a fear of any of the foregoing could adversely impact the Company by causing operating, manufacturing, supply chain, and project development delays and disruptions, labor shortages, travel, and shipping disruption and shutdowns (including as a result of government regulation and prevention measures). It is unknown whether and how the Company may be affected if such a pandemic persists for an extended period of time, including as a result of the waiver of regulatory requirements or the implementation of emergency regulations to which the Company is subject. Although the Company has been deemed essential and/or has been permitted to continue operating its facilities in the states in which it cultivates, processes, manufactures, and sells cannabis during the pendency of the COVID-19 pandemic, there is no assurance that the Company's operations will continue to be deemed essential and/or will continue to be permitted to operate. The Company may incur expenses or delays relating to such events outside of its control, which could have a material adverse impact on its business, operating results, financial condition, and the trading price of the Company's common shares.

Forward Looking Statements

Statements in this news release contain forward-looking statements. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of management, are not guarantees of performance and are subject to significant risks and uncertainty. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in Company's reports that it files from time to time with the SEC and the Canadian securities regulators which you should review including, but not limited to, the Company's Annual Report on Form 10-K filed with the SEC. When used in this news release, words such as "will", "could", "plan", "estimate", "expect", "intend", "may", "potential", "believe", "should" and similar expressions, are forward-looking statements. Forward-looking statements may include, without limitation, statements relating to the Company's financial performance, business development and results of operations, the Notice of Application and the timing and outcome of the closing of the Recapitalization Transaction.

These forward-looking statements should not be relied upon as predictions of future events, and the Company cannot assure you that the events or circumstances discussed or reflected in these statements will be achieved or will occur. If such forward-looking statements prove to be inaccurate, the inaccuracy may be material. You should not regard these statements as a representation or warranty by the Company or any other person that it will achieve its objectives and plans in any specified timeframe, or at all. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. The Company disclaims any obligation to publicly update or release any revisions to these forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this news release or to reflect the occurrence of unanticipated events, except as required by law.

The Canadian Securities Exchange has not reviewed, approved or disapproved the content of this news release.

SOURCE iAnthus Capital Holdings, Inc.

View original content: http://www.newswire.ca/en/releases/archive/September2021/01/c6160.html

%CIK: 0001643154

For further information: For Corporate/Investors: Julius Kalcevich, CFO, iAnthus Capital Holdings, Inc., 1-646-518-9411, investors@ianthuscapital.com; For Media: Greg Marose / Charlotte Kiaie, MKA Communications, 1-646-386-0091, ianthus@mkacomms.com

CO: iAnthus Capital Holdings, Inc.

CNW 15:51e 01-SEP-21